Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 9, 2008, which included an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern, in the registration statement on form S-1 and related prospectus of eMagin Corporation to be filed on or about April 29, 2008.

New York, New York
April 28, 2008